[CUFSLP Letterhead]
December 27, 2022

Jay E. Johnson
President
Trust for Credit Unions (the “Trust”)
c/o U.S. Bank Global Fund Services
615 East Michigan Street
3rd Floor
Milwaukee, WI 53202

Re:    Trust for Credit Unions – Enhanced Income Intermediate Duration Credit Portfolio
    Trust for Credit Unions – Enhanced Income Credit Plus Equity Portfolio (each a “Portfolio,” together, the “Portfolios”)

Dear Mr. Johnson:

    Pursuant to the First Amendment to the Administration Agreement (as amended, the “Agreement”) between Trust for Credit Unions and Callahan Credit Union Financial Services Limited Liability Limited Partnership (“CUFSLP”) dated October 27, 2021, CUFSLP is entitled to receive an administration fee at an annual rate of 0.05% of each Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, CUFSLP agrees that in order to improve the performance of the Portfolios, CUFSLP shall, until further notice, but in no event terminating before December 31, 2023, waive all of administration fees pursuant to the Agreement.

        Callahan Credit Union Financial Services Limited Liability Limited Partnership

        By: /s/ Jay Johnson
        Name: Jay Johnson
        Title: President, Callahan Financial Services,          Inc., its corporate general partner

Your signature below acknowledges
acceptance of this Agreement:

By: /s/ Jay Johnson
Name: Jay Johnson
Title: President and Treasurer, Trust for Credit Unions